UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 27, 2013, the Reno Gazette-Journal published an article in which Juda Engelmayer of 5W Public Relations in New York made certain statements relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology (“IGT”). A copy of such article is attached hereto as Exhibit I and is incorporated herein by reference.

On February 1, 2013, Bloomberg published an article in which Robert Ford of 5W Public Relations and Charles N. Mathewson made certain statements relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such article is attached hereto as Exhibit II and is incorporated herein by reference.

On February 7, 2013 and February 8, 2013, 5W Public Relations posted on YouTube interviews given by Jason N. Ader to CNBC’s Fast Money (on February 6, 2013) and Bloomberg Television’s Money Moves (on February 8, 2013), respectively, relating to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. Transcripts of such interviews are attached hereto as Exhibits III and IV, respectively, and are incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Battle brews over control of IGT board

Jan 27, 2013

Written by Bill O’Driscoll

The battle is on over where to take International Game Technology, one of the Reno-Sparks area’s biggest employers, with a showdown looming at the company’s annual shareholders meeting in early March.

Against a backdrop of a struggling stock price, a major investor, New York-based Ader Investment Management LP, wants to put three new members on IGT’s eight-person board, including former CEO Charles Mathewson, in an effort to return IGT’s mission to manufacturing slot machines.

Against that, IGT’s current management team led by CEO Patti Hart is asking shareholders to keep the existing board intact, saying the ongoing focus on broadening its online business, including its Double Down Casino found on Facebook, will keep IGT competitive in gaming’s increasingly technological marketplace.

“The company believes that its strategy is the right one to propel IGT into the future and that the election of Mr. Mathewson and his associates would be a step in the wrong direction,” Hart and IGT Chairman Philip Satre said in a recent letter to shareholders.

Ader representatives, including Jason N. Ader and Mathewson, with whom IGT severed ties in 2010, declined to speak with the Reno Gazette-Journal.

But, Juda Engelmayer of 5W Public Relations in New York said Ader Investment Management, which owns 3 percent of IGT’s stock, believes IGT has strayed from its “core competency.”

“Their plan is to help bring the company back to what it does best: slot machines, not online, and focus on what made them great,” Engelmayer said of the company founded in Reno in 1980.

Since 2008, when Mathewson was in charge and a year before Hart took the CEO’s post, shares in IGT have fallen from nearly $50 to under $8 and are now trading in the $15 range on the New York Stock Exchange.

In addition, IGT has cut more than 200 jobs in recent years in the company’s manufacturing facility in Reno and at corporate headquarters in Las Vegas. IGT still employs more than 2,000 people at its south Reno complex and nearly 900 in Las Vegas as part of its worldwide staff of 4,800, according to company figures.

What the upcoming proxy battle for control of IGT’s board means for the Reno operations, as well as the greater area economy, is uncertain.

Hart declined to be interviewed for this story, but in a conference call with Wall Street analysts Tuesday, she and IGT officials announced a 32 percent rise in IGT net income in the fiscal fourth-quarter ending Dec. 31.

Coupled with what she termed the biggest fourth-quarter revenue increase in four years, Hart said the company is “making progress” with its expanded revenue base and online endeavors, including its Facebook presence.

“We like what we see. The year is off to a good start. We’ll only get better,” she said. “It’s very clear we’re executing on a strategy.”

In a reference to broadening IGT’s revenue base, she said the business of selling slot machines is changing.

“The world has moved from battling for hundreds of units in an order to tens of units in an order,” she said.

Hart also briefly referred to the proxy fight for board control, saying the current board is capable of continuing on.

The strong fiscal fourth-quarter earnings report did little last week to ignite IGT stock. Shares closed on Tuesday before the earnings report at $15.22 and bumped up to $15.51 in early trading on Wednesday but closed that day at $14.86 and has since risen back to the pre-earnings announcement range.

Reno gaming analyst Ken Adams said he believes IGT’s challenges, even with its higher earnings, reflect the gaming industry’s longer-term struggle tied to consumers’ recession-driven lack of discretionary income.

“Has recession come into play? Absolutely,” he said. “If the industry were healthy and people are replacing slot machines, that’s good. If growth stagnates and the economy dumps, then IGT has a challenge, and there hasn’t been a lot of expansion where they’re selling lots of slots.”

But such scenarios as IGT’s proxy fight are not uncommon with major shareholders of a company, Adams said, citing cases in recent years at giants Disney and Hewlett-Packard.

“There comes a time when stockholders say, are we getting a return on our investment? (Ader) needs IGT, and for him to be a success, the stock has to go up,” he said. “He has to make money. That’s the Wall Street game.”

Exhibit II

IGT Says Former Chairman Was Awarded Backdated Stock Options

By Christopher Palmeri - Feb 1, 2013 1:44 PM ET

International Game Technology (IGT), embroiled in a proxy battle with its former chief executive officer, said he received backdated stock options to capture almost $2.8 million in personal profit.

Charles Mathewson, who served as IGT’s CEO until 2000, engaged in “questionable” compensation practices “despite publicly trumpeting an annual salary of $1,” IGT said in a letter to shareholders today.

Mathewson and two others are the proposed nominees to IGT’s board by dissident investor Ader Investment Management LLC, a New York-based money-management firm. In public filings, the group said IGT management has lost focus on its core business and misallocated capital. IGT, based in Reno, Nevada, is the world’s largest slot machine maker.

“We’ve been trying to engage in a constructive dialog with IGT management for months,” said Robert Ford, a spokesman for the group led by former casino analyst Jason Ader. “This is the route they have chosen, personal attacks and mischaracterizations.”

Mathewson has never been investigated for options backdating, Ford said in an e-mail.

On May 13, 1996, IGT’s compensation committee approved a 1 million-share grant tied to the company’s $13.625 trading price on Feb. 20, the letter said. The price on the date of the grant was $16, making the award worth $2.38 million, according to the letter.

In August, the committee repriced the grant to an earlier date and a lower close, giving Mathewson an immediate profit of almost $400,000 more, the company said.

No Vesting

In December, the committee decided to jettison the standard five-year vesting and made the full grant exercisable immediately, according to the letter.

“The board believes that Mr. Mathewson’s decidedly ‘old- school’ approach to corporate governance, which was driven by his own self-interests during his tenure as both CEO and Chairman, would not be in the best interests of shareholders,” the company said in its letter.

IGT’s annual meeting will be held on March 5.

Mathewson stepped down as chairman in 2003. IGT continued to pay for his staff, office space, and personal expenses, including $12,000 for fitness training and $400,000 for multiple country club memberships, at a time when the company was forced to fire workers, according to the letter.

He also sought $18,000 in reimbursements for his Bentley automobile and $560,204 related to maintenance of his personal airplane.

IGT rose 0.2 percent to $15.40 at 1:39 p.m. in New York. The stock declined 18 percent last year, its third straight annual drop.

Exhibit III

CNBC Fast Money

February 6, 2013

Jason Ader - Guest

Melissa Lee: Welcome back to Fast. A proxy fight is brewing at International Game Technologies. Those pushing for change at the company which is a developer and manufacturer of gaming machines and online gaming solutions, have levied claims of mismanagement and poor capital allocation. Let’s take a deeper dive into the story and the gaming sector. Jason Ader is an IGT shareholder and the CEO of Ader Investment Management. Ah, Jason, great to have you with us.

Ader: Yeah, good to be here.

Lee: You have about 3% stake in the company, correct?

Ader: That’s right.

Lee: Presumably, you think IGT at this point is undervalued. What should it be worth, especially if the changes you want to enact are enacted?

Ader: Well there’s lots of opportunities right now in the gaming industry. My biggest concern has been, that, you know, we own so much more stock than all of management and the board combined and the stock has underperformed. It’s underperformed its peer group, uh, they’ve made decisions that have yielded, uh, lower than expected returns for shareholders and what’s troubling to me is the fact that those making the decisions don’t own that much of the company and that really ownership represented on that board would be good for all shareholders. In addition to that there’s a limited amount of gaming industry expertise inside of management and we’d like to change that because we think it would benefit all shareholders.

Lee: Right, and of course your slate would have that gaming expertise, should that slate be elected. I want to go through a couple of your points. One would be, a, bad acquisitions, and you mentioned a couple of them and on the surface they seemed like good ones when they crossed the wires. The acquisition for instance of DoubleDown which would get them into the online social network and game development; five hundred million dollars but you also point out the retention fee of 85 million which would be about a million dollars per employee and that’s your beef with that deal?

Ader: Well DoubleDown there’s a couple things. One, you know, DoubleDown, when the company bought it over a year, just over a year ago on their conference call they referenced Zynga as the comp and Zynga has fallen significantly in value and if you just value DoubleDown at the EBITDA multiple of Zynga today, based on the companies’ own projections it’s over 100 million dollar in mark-to-market losses. In addition to that there’s very low barriers to entry and the core casino business has much higher barriers to entry therefore higher returns on capital for all the shareholders. Lastly, customers are in this business, and so it’s putting them now in direct competition with some of their biggest customers, like Caesars…

Lee: Right.

Ader: …as a shareholder that concerns me.

Lee: Right. Karen, you got a question?

Karen Finerman: I do. Have you gone before any of the, a, proxy advisory firms and if so, what’s been the outcome of that? Are they with you?

Ader: Uh, we’ve started that process and I think we’ll know, we’ll know, eh, over the next couple of weeks.

Lee: Okay, and I actually want to get back to the original question and that is, what is IGT worth in your view on a per share basis. What is it worth in your view? What should it be?

Ader: It’s very undervalued. You know this was a stock that was trading at almost $50 a few years ago, now we’ve gone through you know a slowdown in the economy, the gaming companies are less healthy but there’s a big opportunity in replacement demand, in new games, I think you can have a double or a triple in this stock if it was back on track pursing initiatives to grow shareholder value.

Lee: We should note that we did contact International Game Technology for a statement, essentially what the company is saying that they want to proceed with their own growth strategy and that you have no plan.

Ader: Well we filed a 40 page, a, presentation today and we’re happy to get into our plan in a lot of detail with any shareholders and talk about what exactly we would do to build shareholder value. We own six times more shares than all of management and the board combined. We want to see the stock price higher.

Lee: Right. Grasso, you got a question?

Steve Grasso: I do, but I want to go a little off IGT. Jason, if you could shed some light on Las Vegas, I know that you’re familiar with the name and you’re on the board there, we’ve heard so much talk about Las Vegas turning itself into a REIT, getting REIT status. Can you comment on that either macro, generically, through the industry? Is that a possibility?

Ader: Well, look, as a director of Las Vegas Sands, you know I can’t specifically comment on that company. Happy to talk about IGT and why I think it’s undervalued and more broadly I think there’s a lot of exciting opportunities in Macau for all the operators there, but specifically that company, you know, my focus is how to build value at International Game Technology and, and, and build value for all the shareholders of that company.

G: I tried.

Finerman: So can I ask you one more IGT question? I see on your slate…

Lee: Sure.

Finerman: … you have the prior CEO and Chairman. Do you, would the, would he be looking to replace the current CEO? You can see how this would be a very untenable situation in a board room.

Ader: Well, Steve Wynn came out just a couple of days ago, it was the first time I’ve ever seen a customer of a company targeted by a dissident shareholder group support the dissident group and I think one of the things about Chuck Mathewson is not only did he build a lot of shareholder value when he was leading the company but the customers really respect him. And he’s not looking to lead the business. What we really want to do is work with existing management and the board and position this company to build long term shareholder value in a friendly and a constructive way.

Lee: Alright and Jason, last question here, because you are on the LVS board, so I will try, in terms of extracting value…

Ader: Um, hum.

Lee: …would it even be under consideration or has it ever been to divide up the company into three as one person out there, Jonathan Litt has of Land & Buildings, a, two REITS, a hotel and then also a shopping mall and then a pure-play casino operator to extract value?

Ader: I have a great idea. Sheldon Adelson is on his way to New York right now. You should get him on the show tomorrow. That is a perfect question for him and I think he would love to talk about that.

Lee: Alright.

Ader: But that’s really more appropriate for their management team.

Lee: I’ll tell him you told me to call.

Ader: Okay.

Lee: Alright, Jason, great to see you. Thanks for your time.

Ader: Okay.

Lee: Jason Ader.

Exhibit IV

Bloomberg Television Money Moves

February 8, 2013

Jason Ader - Guest

Deirdre Bolton: Activist investors such as Bill Ackman, David Einhorn, Dan Loeb, Carl Icahn have been making their positions more public these days. Our next guest is expanding his activist roll with at least one gaming stock. Jason Ader is with me now. He’s the CEO of Ader Investment Management. It’s a family office about a billion dollars in assets under management. Jason, welcome to Money Moves. Glad to have you with us. I know you have a long position in IGT, International Game Technology and for people who don’t know, it’s basically designs, manufactures computerized gaming equipment. Why such a big position for you, which is $130 million dollars, 3% of the company?

Jason Ader: Well I mean, when I took the position, I thought it was undervalued and it’s an area where I have great expertise and, a, the reason it’s undervalued has to do, I think, with two things. One, um, corporate governance, um, this is a company that failed say on pay last year and I think there’s room for improvement in corporate governance and in addition allocation of capital. There’s been, you know, several acquisitions made by this company and I think raised investor questions about their ability to earn high returns on capital for, uh, the creation of future share holder value.

Bolton: And you obviously feel like the market, all the investors that are in the market are not understanding these two possibilities?

Ader: Well I think it’s hurt the valuation multiple. Eh, the company is trading now at one of its lowest historic multiples in, in, in ten years. In fact, this is a company that before I became an investor I was an analyst, I, I followed. So for 20 years I have a history with this company, we’ve never seen it trade at such a low multiple and to me there was a big disconnect in terms of what this business could be worth if led, eh, and governed properly versus what the current market is willing to trade for this company.

Bolton: Jason, again leaning on your expertise, I know you were at Bear Stearns for as long as you just alluded to as an analyst and as Senior Managing Director when you left, New, New Jersey governor Chris Christie just saying he actually may allow an expansion, he may allow online gambling as certain conditions can be met. What does that change, what would that change for IGT, your position there…

Ader: Um, hm.

Bolton: …if anything?

Ader: Well, it’s coming. Online gaming is coming and so the question is how has IGT and its management positioned themselves for that? You know, the opportunity really is for the casino licensees, that’s going to be Caesars, that’s Boyd Group, it actually puts now IGT’s customers, potentially in direct competition with them as a supplier. That’s never a good thing. When you’re a core supplier to the industry, you don’t want to be in competition with your customers and that’s been really one of my concerns, um, as, as I’ve, I’ve, reflected in my letters to the board.

Bolton: And in fact I was just looking at some shares in London actually and there’s a lot of online gaming companies there that actually moved higher on this news.

Ader: Um, hm.

Bolton: So you’re saying, okay, this change is going to come sooner or later.

Ader: It’s the first step. The question is, how is it going to manifest itself and I’ve always been of the belief that federal law on internet gambling was going to be very difficult, but state by state and particularly a state like New Jersey or California where they need the revenues and where there have been shortfalls in the budget, uh, online gaming solutions and online gaming, online poker is a very logical next step.

Bolton: Uh, Scientific Games bought WMS last week, that was announced. What does that mean, what does that say to you about the slot machine business?

Ader: Well it’s consolidating in the context of IGT I mean I think Scientific Games has historically been a, a, a savvy buyer of gaming assets, a smart buyer and I think it shows that there are willing, smart, sophisticated buyers willing to acquire into the slot machine industry at all be it, high valuation multiples.

Bolton: And, Jason, again, according or because of your expertise you’re on the board of LVS, Las Vegas Sands, and I know that company gets about 90% of its revenue, at this point, from Asia. How does being on that board form your decisions about all the other positions you have?

Ader: Well, the Macau market has been very strong and obviously it’s been correlated to the growth in the Chinese economy and their capacity continues to get added into the Macau market infrastructure improvements like the bridge from Hong Kong, high speed rail interconnect, continue to drive growth overall in Macau where we’re seeing the most exciting area in Macau for IGT is in the mass market play. These are, these are Chinese customers who would like shopping at Walmart or eating at McDonalds. They like to play video games too, video casino type games and so there’s still a great opportunity for IGT and other equipment manufactures to build product for that market place.

Bolton: So Jason, obviously you’re very active in this space, it’s one where you have expertise. I’m just curious as a fellow activist investor how you see some of the headlines quite frankly that have been generated from other activist investors ones who have gone very public? I mean, we’ve been talking a lot about Apple. We were just talking about that with Einhorn, really pressuring the company, taking it to court in fact, to try to get the management to change its stance on giving some cash back to shareholders, we’ve been talking a lot about Herbalife and this face off between Icahn and Bill Ackman. How do you seen an activist role and the public nature, what is clearly becoming the public nature of building a position?

Ader: Shareholders have a right to have a voice, they own a part of the company and they deserve to have their voice heard by a board and management should be sensitive to the needs of all shareholders and there has been a pattern historically of companies ignoring the voice of shareholders and it’s had negative implications for all shareholders and over the last few years it’s been proven that activists can add value for companies and for all shareholders and I think that this, this trend will continue as, a, evidenced on the performance of many activist funds.

Bolton: So as you see it, it’s basically keeping the board honest, right, if it’s a good idea why shouldn’t it be weighed?

Ader: Keeping the board governance focused on creating shareholder value, keeping management focused on the fact that there’s really only one thing that they’re working for and that’s for the good of the shareholders.

Bolton: Jason, thanks so much for the time.

Ader: Yeah.

Bolton: Jason Ader joining us there. He is the CIO and CEO of Ader Investment Management.